Exhibit No. 11

                                 ROOM PLUS, INC.
                 Computation of Earnings (Loss) per Common Share
                  (See Note 1 of Notes to Financial Statements)


                                                 Six Months Ended June 30
                                                 ------------------------
                                                    1998          1997
                                                 ---------      ---------
Basic and Diluted
  Net loss applicable to common stock            $ (69,239)     $(932,149)
                                                 =========      =========

Shares
  Weighted average common shares outstanding     4,385,000      4,385,000


Basic and diluted loss per common share          $    (.02)     $    (.21)
                                                 =========      =========




Assumed exercise of options and warrants which could have been purchased with the proceeds from the exercise of such options and warrants would have an anti-dilutive effect on earnings per share.